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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

         INVESTOR RELATIONS CONTACT                  MEDIA CONTACT
         --------------------------                  -------------
         Warren Edwards                              Lesley Pool
         Executive Vice President/                   Senior Vice President/
         Chief Financial Officer                     Chief Marketing Officer
         ACS, Inc.                                   ACS, Inc.
         214-841-8082                                214-841-8028
         warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com


          ACS CLOSES $875 MILLION SYNDICATED REVOLVING CREDIT FACILITY


DALLAS, TEXAS: September 17, 2002 - ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has successfully completed an $875 million senior unsecured revolving credit facility with a term of 39 months. Wells Fargo Bank and JPMorgan Chase Bank acted as Co-Lead Arrangers, with Bank One, Key Corporate Capital, Bank of Tokyo-Mitsubishi, and Wachovia Bank in various Agent roles. The new credit facility recognizes the Company's strong financial profile and investment grade rating, and provides for greater financial flexibility over the coming years.

Proceeds from the new facility were used to repay the Company's $375 million interim credit facility in connection with the June 2002 AFSA acquisition. The new $875 million credit facility also replaces the Company's $450 million revolving line of credit. At closing, letters of credit and draws on the new facility totaled $527 million.

"We appreciate the strong support we received from not only our existing lenders but also from the strong interest exhibited by additional members of the banking and financial community," said Warren D. Edwards, Executive Vice President and Chief Financial Officer of ACS. "This support allowed us to increase the size of the facility by $175 million, giving us even greater flexibility as we move forward with our growth plans."

ACS, a Fortune 1000 company with nearly 40,000 people supporting operations in 47 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock


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trades on the New York Stock Exchange under the symbol "ACS." ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.